Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial information of James River Coal Company (the Company) and International Resource Partners L.P. and its subsidiary companies (IRP). In connection with the acquisition of IRP (the IRP Acquisition), the Company completed an offering of 7.875% senior notes due 2019 (the Senior Notes), 3.125% convertible senior notes due 2018 (the Convertible Senior Notes) and common stock (collectively, the Concurrent Offerings). The Company also plans to redeem its existing 9.375% senior notes due 2012 with the proceeds from the Concurrent Offerings and enter into a new senior secured credit facility. The unaudited pro forma condensed consolidated financial information has been prepared to reflect the following:

•	the pro forma results of the Company to give effect to the sale of the Senior Notes, Convertible Senior Notes and common stock in the Concurrent Offerings, net of estimated offering expenses; and

•	the pro forma results of the Company to give effect to the sale of Senior Notes, the Convertible Senior Notes and common stock in the Concurrent Offerings, after deducting the estimated selling discounts and estimated offering expenses, the IRP Acquisition, the repayment of the existing senior notes and the proposed new senior secured credit facilities.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 is presented as if the Concurrent Offerings, the IRP Acquisition, the repayment of the existing senior notes and our entry into the proposed new senior secured credit facilities had occurred on that date. The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2010 was prepared assuming that the IRP Acquisition and related financing transactions occurred on January 1, 2010. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the IRP Acquisition and the related financing transactions, (2) factually supportable and (3) with respect to the income statements, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company and IRP, which are included in our prospectus supplement filed with the SEC on March 25, 2011.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had IRP been acquired by the Company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of this unaudited pro forma condensed consolidated financial information, the estimated IRP Acquisition price has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based on limited information presently available to the Company to estimate fair values. The IRP Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the IRP Acquisition. Any excess of the purchase price over the fair value of IRP’s net assets acquired will be recorded as goodwill. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the IRP Acquisition and are required to make a definitive allocation. The actual amounts recorded at the completion of the IRP Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations.

Certain amounts in the historical consolidated IRP financial statements have been reclassified to conform to the Company’s financial statement presentation. Management expects that there could be additional reclassifications following the IRP Acquisition. Additionally, management will continue to assess IRP’s accounting policies for any additional adjustments that may be required to conform IRP’s accounting policies to those of the Company.

JAMES RIVER COAL COMPANY
PRO FORMA FINANCIAL STATEMENTS
DECEMBER 31, 2010
(in thousands)
(Unaudited)

BALANCE SHEET

	Historical JRCC	Adjustments for Concurrent Offerings		As Adjusted for the Concurrent Offerings	Historical IRP (b)	Adjustments for IRP Acquisition, Existing Senior Notes Repayment and Proposed New Senior Secured Credit Facility		As Adjusted for the Concurrent Offerings, IRP Acquisition, Existing Senior Notes Repayment and Proposed New Senior Secured Credit Facilities
Cash and cash equivalents	$180,376	662,643	(a)	843,019	44,102	(672,667	)(c)	214,454
Trade receivables	59,970	—		59,970	36,155	—		96,125
Coal inventories	23,305	—		23,305	15,788	—		39,093
Materials and supplies inventories	13,690	—		13,690	3,900	—		17,590
Total inventories	36,995	—		36,995	19,688	—		56,683
Other current assets	12,030	—		12,030	3,111	—		15,141
Total current assets	289,371	662,643		952,014	103,056	(672,667)		382,403
Property, plant and equipment, net	385,652	—		385,652	129,401	160,967	(d)	676,020
Other intangibles	—	—		—	5,456	—		5,456
Goodwill	26,492	—		26,492	12,085	160,967	(d)	199,544
Restricted cash and short term investments	23,500	—		23,500	—	—		23,500
Other long term assets	59,554	11,026	(a)	70,580	6,266	3,702	(e)	80,548
Total assets	$784,569	673,669		1,458,238	256,264	(347,031)		1,367,471

JAMES RIVER COAL COMPANY
PRO FORMA FINANCIAL STATEMENTS
DECEMBER 31, 2010
(in thousands)
(Unaudited)

BALANCE SHEET

	Historical JRCC	Adjustments for Concurrent Offerings		As Adjusted for the Concurrent Offerings	Historical IRP (b)	Adjustments for IRP Acquisition, Existing Senior Notes Repayment and Proposed New Senior Secured Credit Facility		As Adjusted for the Concurrent Offerings, IRP Acquisition, Existing Senior Notes Repayment and Proposed New Senior Secured Credit Facilities
Current portion of long term debt (f)	—	—		—	40,106	(40,106	)(c)	—
Accounts payable	$57,300	—		57,300	25,234	—		82,534
Other current liabilities	40,446	—		40,446	23,827	—		64,273
Total current liabilities	97,746	—		97,746	89,167	(40,106)		146,807
Long term debt, less current maturities (f)	284,022	436,288	(a)	720,310	784	(150,784	)(c)	570,310
Noncurrent portion of workers’ compensation benefits	55,944	—		55,944	—	—		55,944
Noncurrent portion of black lung benefits	43,443	—		43,443	—	—		43,443
Pension obligations	11,968	—		11,968	—	—		11,968
Asset retirement obligations	43,398	—		43,398	17,844	—		61,242
Other long term liabilities	665	—		665	—	—		665
Total other liabilities	155,418	—		155,418	17,844	—		173,262
Total liabilities	537,186	436,288		973,474	107,795	(190,890)		890,379
Total shareholders’ equity	247,383	237,381	(a)	484,764	148,469	(156,141	)(e)	477,092
Total liabilities and shareholders’ equity	$784,569	673,669		1,458,238	256,264	(347,031)		1,367,471

JAMES RIVER COAL COMPANY
PRO FORMA FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2010
(in thousands, except per share data)
(Unaudited)

INCOME STATEMENT

	Historical JRCC	Adjustments for Concurrent Offerings	As Adjusted for the Concurrent Offerings	Historical IRP (b)	Adjustments for IRP Acquisition, Existing Senior Notes Repayment and Proposed New Senior Secured Credit Facility		As Adjusted for the Concurrent Offerings, IRP Acquisition, Existing Senior Notes Repayment and Proposed New Senior Secured Credit Facilities
Revenues	$701,116	—	701,116	490,336	—		1,191,452
Cost of coal sold	514,515	—	514,515	388,241	—		902,756
Depreciation, depletion and amortization	64,368	—	64,368	33,006	16,097	(i)	113,471
Gross profit	122,233	—	122,233	69,089	(16,097)		175,225
Sales, general and administrative expenses	38,347	—	38,347	20,388	(1,801	)(j)	56,934
Other	—	—	—	(243)	—		(243)
Operating income (loss)	83,886	—	83,886	48,944	(14,296)		118,534
Interest expense	29,943	37,476 (h)	67,419	5,827	(20,380	)(k)	52,866
Interest income	(683)	—	(683)	(242)	—		(925)
Miscellaneous expense (income), net	27	—	27	(7,964)	7,330	(k)	(607)
Total other expense (income)	29,287	37,476	66,763	(2,379)	(13,050)		51,334
Income before income taxes	54,599	(37,476)	17,123	51,323	(1,246)		67,200
Income tax (benefit) expense	(23,566)	(9,369)	(32,935)	—	12,519	(l)	(20,416)
Net income	$78,165	(28,107)	50,058	51,323	(13,765)		87,616
Additional shares of common stock issued	—	7,648 (g)	7,648	—	—		7,648
Earnings per share
Basic	$2.82		1.42				2,48
Dilutive	2.82		1.41				2.47

Basis of Presentation

On April 18, 2011, the Company completed the acquisition of all of the general and limited partnership interests of IRP. The Company also has entered into certain agreements to finance the IRP Acquisition.

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma consolidated financial position and results of operations of the Company based upon the historical financial statements of the Company and IRP, after giving effect to the IRP Acquisition adjustments and the related financing transactions as described in these notes, and are intended to reflect the pro forma impact of the Concurrent Offerings, the IRP Acquisition, the repurchase of the existing senior notes and the proposed new senior secured credit facilities. Certain amounts in IRP’s historical financial statements have been reclassified to conform to the Company’s presentation.

The IRP Acquisition was accounted for in these unaudited pro forma condensed consolidated financial statements using the acquisition method of accounting, whereby the total cost of the IRP Acquisition is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma condensed consolidated balance sheet is based on management of the Company’s limited and preliminary information related to valuation estimates. Such allocations will be finalized based on additional valuation and other studies. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma condensed consolidated financial information are preliminary and are subject to revisions, which may be material.

Pro Forma Adjustments

Balance Sheet

(a)	Reflects the issuance of $275.0 million of Senior Notes, $230.0 million of Convertible Senior Notes and 7.65 million shares of common stock issued at a price of $23.50 per share, net of estimated offering costs. The Convertible Senior Notes are shown net of a $68.7 million discount related to the estimated allocation of a portion of the proceeds to the equity component of the Convertible Senior Notes.

(b)	Reflects the historical results of IRP.

(c)	Reflects the following:

1)	The $475.0 million purchase price of IRP as adjusted by $7.8 million for a working capital threshold adjustment, as defined in the IRP Purchase Agreement. The working capital adjustment is based on the level of working capital that existed as of December 31, 2010 and will not be reflective of the actual closing working capital adjustment.

2)	The distribution of cash to and the repayment of debt and debt related liabilities by IRP prior to the close of the IRP Acquisition.

3)	The estimated fees related to the IRP Acquisition of $4.75 million.

4)	Estimated fees of $6.6 million associated with the bridge loan commitment that was secured to provide back-up financing for the IRP Acquisition and the proposed new senior secured credit facilities.

5)	The repayment of $150.0 million of existing senior notes.

(d)	Reflects the allocation of the excess of the purchase price for IRP in excess of the net assets acquired. The preliminary purchase price allocation assumes that the book value of the assets (other than property, plant and equipment) and liabilities acquired from IRP represent fair market value. The excess of the purchase price over the net assets acquired has been allocated equally to property, plant and equipment and goodwill.

(e)	Reflects the capitalization of cost related to the proposed new senior secured credit facilities, the deferred tax asset created from the fees associated with the bridge loan commitment, elimination of the pre-acquisition equity of IRP and the write-off of the unamortized financing costs with respect to the existing senior notes. The pro forma information assumes that there will be no additional borrowings under the proposed new senior secured credit facilities. We expect that the proposed new senior secured credit facilities will only be used to support the issuance of additional letters of credit.

(f)	As of December 31, 2010, the Company does not have any borrowings outstanding under its existing revolving credit facility and the pro forma presentation assumes no borrowing under the proposed new senior secured credit facilities. The revolving credit availability of our existing revolving credit facility and the proposed new senior secured credit facilities would be reduced on a dollar-for-dollar basis by our historical and pro forma outstanding letters of credit of $58.8 million and $76.8 million, respectively, as of December 31, 2010.

Income Statement

(g)	Reflects the additional shares issued in the common stock offering

(h)	Reflects the interest expense associated with the new financing, including the amortization of discount and financing costs. The interest rate on the Convertible Senior Notes is 3.125% per annum (representing a 8.9% per annum effective interest rate giving effect to the amortization of the discount on the Convertible Senior Notes) and the interest rate on the Senior Notes is 7.875% per annum.

(i)	Reflects the estimated depreciation and amortization associated with the additional value assigned to assets acquired. This additional depreciation and amortization is based on a ten year life allocated to depreciable assets acquired.

(j)	Reflects the removal of the fees paid to IRP’s owners of $2.35 million and the incremental fees associated with an $18.0 million increase in outstanding letters of credit and a reduction in fees for existing letters of credit under the proposed new senior secured credit facilities.

(k)	As reflected in (c), IRP will repay the debt and debt related liabilities. These adjustments reflect the removal of the historical interest expense and removal of an unrealized gain on an interest rate swap, both of which are associated with the debt to be repaid prior to the completion of the IRP Acquisition. These adjustments also reflect the additional interest expense associated with the amortization of the costs associated with the proposed new senior secured credit facilities, the removal of a gain recorded on IRP’s historical financial statements for the purchase of a business and the removal of the historical interest on the existing senior notes.

(l)	Applies a 25% effective tax rate to the historical results of IRP and the pro forma adjustments.

(m)	The estimated transaction costs related to the IRP Acquisition of $4.75 million, the estimated fees related to the bridge loan commitment of $2.5 million, and the write-off of the unamortized financing costs with respect to the existing senior notes of $1.0 million are excluded from the pro forma income statement presentation since they are non-recurring charges resulting directly from the IRP Acquisition or the repayment of the existing senior notes.